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Exhibit 10.41

November 6, 2000

Christopher D. Gilcher
GunnAllen Financial
1715 N. Westshore Blvd, 7th Floor
Tampa, Florida  33607

Dear Chris:

UTEK Corporation would like to engage GunnAllen Financial as an independent marketing representative. GunnAllen's duties would be to introduce UTEK to CEO's of public technology companies for the purpose of having UTEK be engaged by these companies to find, acquire and transfer technology licenses to them. GunnAllen's services will be rendered as an independent contractor and not as an employee of UTEK.

We would like your team to provide these services on a time available basis, where you decide how much effort and time your team will spend providing introduction to prospective customers for UTEK. Your team is free to provide these services at a location of their choice.

Upon the consummation of a technology transfer that results from your team's introduction, UTEK will provide GunnAllen with a 10% commission based on all consideration received by us for the transaction. This commission will be paid in like kind i.e., if we receive stock, we will provide 10% of the stock we receive as a commission. This success fee will be provided within 30 days of the closing of the transaction.

If UTEK introduces a company to GunnAllen and GunnAllen is engaged by that company to perform investment banking and/or related services, UTEK will receive a success fee of 10% on all stock-based compensation received by GunnAllen. UTEK will also receive 10% on investment banking fees not to include any brokerage commissions and/or non-accountable expenses received by GunnAllen.

UTEK and GunnAllen Financial agree that each of us shall indemnify and hold harmless the other with respect to any claims, damages, actions or proceedings, including expenses related thereto (including reasonable attorney's fees and expert witness fees) that arise out of, or are related, directly or indirectly, to our introduction of companies to GunnAllen Financial or your introduction of companies to us. Each of us agrees that an introduction to the other party does not imply any endorsement or sponsorship, nor shall such introduction imply that either of us has conducted due diligence with respect to the Company being introduced. Any due diligence that either of us has conducted is solely for our own benefit and, therefore, any due diligence that we or GunnAllen Financial conduct either prior to or following an introduction shall remain solely the property of the party conducting such due diligence. The mutual indemnification agreement is intended to recognize, among other things, that each of us is responsible for conducting our own due diligence and neither of us is endorsing or sponsoring a company by introducing a company to the other party.


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Exhibit 10.41

The term of this Agreement is 12 months from the date the Agreement is executed. Either party may cancel this Agreement by providing 30 days written notice to the other party.

This Agreement shall be governed by the Laws of the State of Florida.


/s/  Clifford Gross


Clifford M. Gross, Ph.D.
Chief Executive Officer


Agreed to:


    /s/ Christopher D. Gilcher             11/9/00
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Christopher D. Gilcher                       Date
Vice President
GunnAllen Financial, Inc.